Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2024 (except Note 2, as to which the date is April 22, 2024), with respect to the consolidated financial statements of Viking Holdings Ltd in the Registration Statement on Form F-1 and related prospectus of Viking Holdings Ltd.

/s/ Ernst & Young AS

Oslo, Norway

September 9, 2024